Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-170435

November 8, 2010

UNITED PARCEL SERVICE, INC.

3.125% Notes Due 2021

Issuer:	United Parcel Service, Inc.

Aggregate Principal Amount Offered:	$1,500,000,000

Maturity Date:	January 15, 2021

Coupon (Interest Rate):	3.125%

Price to Public (Issue Price):	99.330%

Yield to Maturity:	3.202%

Benchmark Treasury:	2.625% due August 15, 2020

Benchmark Treasury Price and Yield:	100-20 and 2.552%

Spread to Benchmark Treasury:	T + 65 bps

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2011

Day Count Convention:	30 / 360

Optional Redemption:	The Notes will be redeemable at Issuer’s option at any time, in whole or in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 0.10% (10 basis points), plus (B) accrued interest to the redemption date.

Use of Proceeds:	The Company intends to use the net proceeds of this offering and the offering of the 2040 Notes, together with $1.2 billion of cash on hand, to make early contributions to certain of its primary domestic pension plans that are otherwise payable over the next five years.

Trade Date:	November 8, 2010

Settlement Date (T+3):	November 12, 2010

CUSIP Number:	911312AM8

ISIN Number:	US911312AM88

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Morgan Stanley & Co. Incorporated

Barclays Capital Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

UBS Securities LLC

Senior Co-Managers:	RBS Securities Inc. Wells Fargo Securities, LLC

Co-Managers:

Banca IMI S.p.A.

CastleOak Securities, L.P.

HSBC Securities (USA) Inc.

ING Financial Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

Samuel A. Ramirez & Company, Inc.

SG Americas Securities, LLC

Standard Chartered Bank

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Listing:	None

Long-term Debt Ratings:	Moody’s, Aa3 (Stable); S&P, AA- (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Morgan Stanley & Co. Incorporated toll free at (866) 718-1649, Barclays Capital Inc. at (888) 603-5847, BNP Paribas Securities Corp. toll free at (800) 854-5674, Citigroup Global Markets Inc. toll free at 1-877-858-5407, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322 or UBS Securities LLC toll free at (877) 827-6444, Ext. 561 3884.

Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-170435

November 8, 2010

UNITED PARCEL SERVICE, INC.

4.875% Notes Due 2040

Issuer:	United Parcel Service, Inc.

Aggregate Principal Amount Offered:	$500,000,000

Maturity Date:	November 15, 2040

Coupon (Interest Rate):	4.875%

Price to Public (Issue Price):	98.557%

Yield to Maturity:	4.968%

Benchmark Treasury:	4.375% due May 15, 2040

Benchmark Treasury Price and Yield:	104-11+ and 4.118%

Spread to Benchmark Treasury:	T + 85 bps

Interest Payment Dates:	November 15 and May 15, commencing May 15, 2011

Day Count Convention:	30 / 360

Make-Whole Call:	Prior to May 15, 2040, the Notes will be redeemable at Issuer’s option at any time, in whole or in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 0.15% (15 basis points), plus (B) accrued interest to the redemption date.

Par Call:	On or after May 15, 2040, the Notes will be redeemable at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus in each case accrued interest to the date of redemption.

Use of Proceeds:	The Company intends to use the net proceeds of this offering and the offering of the 2021 Notes, together with $1.2 billion of cash on hand, to make early contributions to certain of its primary domestic pension plans that are otherwise payable over the next five years.

Trade Date:	November 8, 2010

Settlement Date (T+3):	November 12, 2010

CUSIP Number:	911312AN6

ISIN Number:	US911312AN61

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.

Senior Co-Managers:	RBS Securities Inc.
Wells Fargo Securities, LLC

Co-Managers:	Banca IMI S.p.A.
CastleOak Securities, L.P.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
Samuel A. Ramirez & Company, Inc.
SG Americas Securities, LLC
Standard Chartered Bank
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.

Listing:	None

Long-term Debt Ratings:	Moody’s, Aa3 (Stable); S&P, AA- (Stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Morgan Stanley & Co. Incorporated toll free at (866) 718-1649 or Goldman, Sachs & Co. toll free at (866) 471-2526.